Exhibit 99.1

BINAH CAPITAL GROUP REPORTS RESULTS FOR SECOND QUARTER OF 2026

- Assets Under Management (“AuM”) Increased 13.4% Year-over-Year to $31.6 Billion -

- Increased Net Income to $0.3 Million from a net loss of $(0.7) million in the Prior Year Period -

- Increased EBITDA[*] to $1.0 Million from $0.1 Million in the Prior Year Period -

- Increased Total Revenue to $46.5 million from $41.5 million in prior year period -

New York – August 13, 2026 – Binah Capital Group, Inc. (“Binah”, “Binah Capital” or the “Company”) (NASDAQ: BCG; BCGWW), a leading financial services enterprise that owns and operates a network of industry-leading firms empowering independent financial advisors, today announced results for the second quarter and six months ended June 30, 2026.

"Our second quarter results demonstrate that Binah is accelerating its growth in wealth management by leveraging our differentiated platform,” stated Craig Gould, Chief Executive Officer of Binah Capital Group. “Our continued momentum this quarter drove improved performance across all our key metrics. We are very pleased with the operational strength our teams demonstrated as they continue to effectively address customer needs, and we remain focused on additional opportunities to bolster our growth this year.”

Second Quarter 2026 Key Highlights

▪	Total advisory and brokerage assets as of June 30, 2026, grew 13.4% year-over-year to $31.6 billion, compared to $27.8 billion in last year’s second quarter.

▪	Total revenue was approximately $46.5 million, a 12.1% increase from $41.5 million in the same period in 2025.

▪	GAAP net income rose to $0.3 million, a 152% increase compared to a GAAP net loss of $0.7 million in the second quarter of 2025.

▪	Gross profit* was $9.8 million, an increase of 12.6% compared to $8.8 million in the prior-year period.

▪	GAAP diluted EPS was $(0.00) compared to a GAAP net loss per share of $(0.06) in the prior year quarter, up 94%.

▪	EBITDA* of $1.0 million grew 546% as compared to EBITDA of $0.1 million in the prior year quarter, driven by the increase in GAAP net income.

▪	Adjusted EBITDA* of $1.2 million increased 21% compared to $0.9 million in the prior year quarter.

* Non-GAAP Financial Measures. EBITDA and Adjusted EBITDA are non-GAAP financial measures defined as net income (loss) adjusted for depreciation expense, amortization expense, interest expense, share-based compensation and income tax. See the section captioned “Non-GAAP Financial Measures” below for a detailed description and reconciliation of such Non-GAAP financial measures to their most directly comparable GAAP financial measures, as required by Regulation G.

Liquidity and Capital

The Company had cash and cash equivalents of $10.5 million and outstanding long-term debt of $17.3 million as of June 30, 2026.

About Binah Capital Group

Binah Capital Group (“Binah Capital”, “Binah” or the “Company,” is a financial services enterprise that owns and operates a network of industry-leading firms that empower independent financial advisors. Binah specializes in delivering value through its innovative hybrid-friendly model, making it an optimal platform for RIAs navigating today’s complex financial landscape. Binah’s portfolio companies are built to help advisors run, manage, and execute commission-based business seamlessly while providing best in class resources to support their advisory practice. We don’t just offer tools—we cultivate partnerships. Binah Capital Group stands alongside RIAs as a trusted ally, delivering the structure, flexibility, and cutting-edge solutions they need to succeed in an increasingly competitive marketplace.

For more, please visit: www.binahcap.com

Contact:

Binah Capital Investor Relations

Mary T. Conway

Conway Communications

mtconway@conwaycommsir.com

Binah Capital Media Relations

Donald Cutler or Lorene Yue

Haven Tower Group

(424) 317-4864 or (424) 317-4854

binah@haventower.com

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure defined as net income plus interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, a non-GAAP measure, plus share-based compensation costs. The Company presents EBITDA and Adjusted EBITDA because management believes that it can be a useful financial metric in understanding the Company’s earnings from operations. EBITDA and Adjusted EBITDA are not measures of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is used in connection with the Company’s credit agreements, specifically in the calculation of financial-related covenants.

Gross profit is a non-GAAP financial measure defined as total revenue less commissions paid to financial advisors and registered representatives and other fees that generate the revenue. We consider our gross profit amounts to be non-GAAP financial measures that may not be comparable to those of others in our industry. We believe that gross profit amounts can provide investors with useful insight into our core operating performance before other costs that are general and administrative in nature.

A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP financial measures appears below in the footnotes to the table of our key operating, business and financial metrics.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be subject to the "safe harbor" created by those sections and other applicable laws. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of Binah. Forward-looking statements include, but are not limited to statements regarding: Binah’s financial and operational outlook; Binah’s operational and financial strategies, including planned growth initiatives and the benefits thereof, Binah’s ability to successfully effect those strategies, and the expected results therefrom. These forward-looking statements generally are identified by the words “believe,” “project,” “estimate,” “expect,” ”intend,” “anticipate,” “goals,” “prospects,” “will,” “would,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions).

While Binah believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. The factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to: our ability to comply with supervisory and regulatory compliance obligations, the risk we may be held liable for misconduct by our advisors; poor performance of our investment products and services; our ability to effectively maintain and enhance our brand and reputation; our ability to expand and retain our customer base; our future capital requirements and sources and uses of cash; the risk that an increase in government regulation of the industries and markets in which we operate could negatively impact our business; the impact of worldwide and regional political, military or economic conditions, including declines in foreign currencies in relation to the value of the U.S. dollar, hyperinflation, devaluation and significant political or civil disturbances in international markets; and the effectiveness of Binah’s control environment, including the identification of control deficiencies.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties set forth in documents filed by Binah with the U.S. Securities and Exchange Commission from time to time, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and subsequent periodic reports. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Binah cautions you not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Binah assumes no obligation and, except as required by law, does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Binah does not give any assurance that it will achieve its expectations.

Binah Capital Group Consolidated Balance Sheet

BINAH CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

JUNE 30, 2026 AND DECEMBER 31, 2025

(in thousands, except per share amounts)

	Unaudited
	June 30, 2026	December 31, 2025
ASSETS
Assets:
Cash, cash equivalents and restricted cash	$10,909	$10,716
Receivables, net:
Commission receivable	10,901	10,441
Due from clearing broker	764	707
Other	1,199	1,261
Property and equipment, net	273	342
Right of use assets	3,308	3,097
Intangible assets, net	496	671
Goodwill	39,839	39,839
Other assets	3,494	3,141

TOTAL ASSETS	$71,183	$70,215

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable, accrued expenses and other liabilities	$11,968	$13,103
Commissions payable	12,957	12,632
Operating lease liabilities	3,425	3,221
Notes payable, net of unamortized debt issuance costs of $517 and $590 as of June 30, 2026 and December 31, 2025, respectively	16,738	17,679
Promissory notes-affiliates	5,313	5,313

TOTAL LIABILITIES	50,401	51,948

Mezzanine Equity:
Redeemable Series A Convertible Preferred Stock, par value $0.0001, 2,000,000 shares authorized, 1,662,000 and 1,626,000 shares outstanding at June 30, 2026 and December 31, 2025, respectively	16,038	15,668
Stockholders’ Equity:
Series B Convertible Preferred Stock, par value $0.0001, 500,000 shares authorized, 150,000 shares issued and outstanding at June 30, 2026 and December 31, 2025	1,500	1,500
Common stock, $0.0001 par value, 55,000,000 authorized, 17,060,131 and 16,716,000 issued and outstanding at June 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in-capital	23,465	23,709
Accumulated deficit	(20,258)	(22,496)
Accumulated other comprehensive income (loss)	37	(114)
Total Stockholders’ Equity and Mezzanine Equity	20,782	18,267

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$71,183	$70,215

Binah Capital Group Consolidated Statement of Operations

BINAH CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 AND 2025

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Revenue from Contracts with Customers:
Commissions	$38,060	$33,998	$77,815	$75,137
Advisory fees	7,354	6,627	14,660	13,542
Total Revenue from Contracts with Customers	45,414	40,625	92,475	88,679
Interest and other income	1,102	872	2,742	1,752

Total revenues	46,516	41,497	95,217	90,431

Expenses:
Commissions and fees	36,656	32,740	75,169	73,038
Employee compensation and benefits	4,715	4,926	9,641	9,277
Rent and occupancy	270	286	550	571
Professional fees	451	713	980	1,249
Technology fees	788	690	1,594	1,443
Interest	516	543	1,035	1,109
Depreciation and amortization	127	183	270	370
Other	2,569	1,977	2,897	2,480

Total expenses	46,093	42,058	92,137	89,537

Income (loss) before provision for income taxes	423	(561)	3,080	894

Provision for income taxes	86	93	842	516

Net income (loss)	$337	$(654)	$2,238	$378

Net income (loss) per share basic	$(0.00)	$(0.06)	$0.09	$(0.02)

Net income (loss) per share diluted	$(0.00)	$(0.06)	$0.08	$(0.02)

Weighted average shares outstanding basic	16,813	16,602	16,782	16,602

Weighted average shares outstanding diluted	17,060	16,602	17,031	16,602

Binah Capital Group Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measure defined as net income plus interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, a non-GAAP measure, plus share-based compensation costs. The Company presents EBITDA and Adjusted EBITDA because management believes that it can be a useful financial metric in understanding the Company’s earnings from operations. EBITDA and Adjusted EBITDA are not measures of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is used in connection with the Company’s credit agreements, specifically in the calculation of financial-related covenants.

A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP financial measures appears below in the footnotes to the table of our key operating, business and financial metrics.

	For the three months ended June 30,		For the six months ended June 30,
EBITDA Reconciliation	2026	2025	2026	2025
Net income	$0.3	$(0.7)	$2.2	$0.4
Interest expense	0.5	0.5	1.0	1.1
Provision for income taxes	0.1	0.1	0.8	0.5
Depreciation and amortization	0.1	0.2	0.3	0.4
EBITDA	1.0	0.1	4.3	2.4
Share-based compensation	0.2	0.8	0.5	0.8
Adjusted EBITDA	$1.2	$0.9	$4.8	$3.2

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